Exhibit 99.1

For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

New Bio-Defense Related Contract Work at

Commonwealth Biotechnologies, Inc.

Company Continues Upswing in Contract Backlog

RICHMOND, VA (March 8, 2004) - Commonwealth Biotechnologies, Inc. (NASDAQ SmallCap Market: CBTE), a life sciences contract research organization and biotechnology company, today announced execution of two major bio-defense related contracts valued at nearly $1 million. The company expects to realize all revenues from both contracts in 2004. These new contracts come on the heels of contracts announced in January totaling $ 0.4 million. One of the new contracts continues and expands CBI’s unique programs in detection of bio-agents, including ricin and anthrax, in swab samples taken from mail sorting facilities. The second contract bio-defense contract pertains to analysis of still other environmental samples for the presence of particular bio-agents. The new contracts are with both federal agencies and private companies.

“Part of the new funds are ear-marked for performing analyses on real world samples for identification of bio-threat agents, “ said Thomas R. Reynolds, Executive VP of Science and Technology and Program Director for one of the new contracts. “CBI continues to have significant impact in these cutting edge arenas and is proud of its contributions to our collective defense against biological terrorism.”

“CBI’s reputation in bio-defense is now well established. We are the go-to company for novel, creative and imaginative science with the ability to get the work done in a timely, cost efficient manner,” said Dr. Robert B. Harris, President and CEO of CBI. “Through sustained high level interactions with federal agency sponsors and due in part to its aggressive marketing focus, We believe that CBI will continue to develop a long-term pipeline of new high dollar contracts.”

“CBI’s string of positive news continues,” added Dr. Richard J. Freer, Chairman and COO of CBI, “and our progress is being recognized by our investors. The Company is lean, productivity is high, and the company believes that new business initiatives in 2004 will enhance CBI’s client and revenue base.”

In other recent news, in February the company announced record revenues and a markedly improved cash position at the end of fiscal 2003.

About CBI

Founded in 1992, CBI is located at 601 Biotech Drive, Richmond, VA 23235 (1-800-735-9224). CBI has provided comprehensive research and development services to more than 2,800 private, government, and academic customers in the global biotechnology industry. For more information, visit CBI on the web at www.cbi-biotech.com.

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Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guarantee that CBI will continue to see positive trends in financial performance or that gross revenues anticipated from the new contracts will be received by the Company. A number of factors, including customer demand, industry trends, armed conflict, and terrorist activities, could alter these trends referenced herein. The Company undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.